Exhibit 21

Subsidiaries of Quad/Graphics, Inc. (WI)

Name	Domicile
Quad/Brazil, Inc.	DE
Quad/Brazil Grafica LDTA	Brazil
Quad/Holland, Inc.	DE
Quad/International, Inc.	DE
QG Holland B.V.	Netherlands
Quad/Winkowski Sp z o.o	Poland
CRT Sp z o.o	Poland
Quad/Argentina, Inc.	DE
Anselmo L. Morvillo, S.A.	Argentina
QuadTech, Inc.	WI
Quad/Tech Europe, Inc.	DE
Quad/Tech East, Inc.	WI
QuadTech UK Limited	UK
QuadTech Germany GmbH	Germany
QuadTech Italy srL	Italy
QuadTech France SarL	France
CR\T	WI
Quad/Creative, LLC	DE
Quad/Covenant Corporate Health Services, LLC	WI
Quad/Med, LLC	WI
Quad/Med Missouri, Inc.	DE
Duplainville Transport, Inc.	WI
Quad/Air, LLC	WI
Quad/Greenfield, LLC	WI
QuadSystems, LLC	WI
QGR, LLC	NV
QGR Real Estate Investment Company, LLC	NV
Quad Transportation Services, LLC	WI
The Quad Technology Group, Inc.	WI
Silver Spring Realty, Inc.	WI
Quad/West, Inc.	DE
Graphic Services, Inc.	DE
Child Day Care & Learning Services, Inc.	WI
Graphic Imaging Technology, LLC	DE
Imaging Technology Group, Inc.	DE
Quad/Marketing, LLC	WI
Graphic Prepress & Imaging Technology, LP	TX
QuadTech Holdings Limited	Hong Kong
QuadTech Shanghai Trading Company	China
QuadTech Ireland Limited	Ireland
QuadDirect, LLC	WI
Openfirst, LLC	DE
New Electronic Printing Systems, LLC	DE
New Diversified Mailing Services, LLC	DE
Quad/Graphics Printing Services, LLC	WI
Print-Champ Winkowski GmbH	Austria
Winkwoski Deutschland GmbH	Germany
Winkowski Print AB	Sweden
Winkowski Print UK Limited	UK
QuadWinkowski Print Limited	Russia
Pilgraf Sp z o.o	Poland
Sewis Kadrowy Sp z o.o	Poland
Winkowski Logistics Sp z o.o	Poland